INDEPENDENT ACCOUNTANTS' REPORT





The Board of
Directors
The Money Store Inc.


We have examined management's assertion included in the accompanying management assertion, that The Money Store Inc. (a wholly-owned subsidiary of First Union National Bank) (the Company) complied with the minimum servicing standards relating to its servicing of home equity and home improvement loans, set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP), as of and for the year ended December 31, 2000. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on the Company's compliance based on our examination.


Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.


In our opinion, management's assertion that the Company complied in all material respects with the aforementioned minimum servicing standards relating to its servicing of home equity and home improvement loans as of and for the year ended December 31, 2000 is fairly stated, in all material respects.


/s/ KPMG


March 1, 2001

                             MANAGEMENT'S ASSERTION

As of and for the year ended December 31, 2000, The Money Store Inc. (the Company) has complied in all material respects with the minimum servicing standards relating to its servicing of home equity and home improvement loans, set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS.

As of and for the year ended December 31, 2000, the Company had in effect fidelity bond and errors and omissions policies in the amounts of $206 million and $20 million, respectively.



 /s/ Arthur Q. Lyon                                            March 1, 2001
--------------------------------------                         --------------
     Arthur Q. Lyon                                                 Date
  Chief Financial Officer
    The Money Store Inc.


 /s/ Russell B. Pleasants                                      March 1, 2001
---------------------------------------                        --------------
      Russell B. Pleasants                                          Date
  Senior Vice President/Manager
      The Money Store Inc.